CONSOL Coal Resources LP Announces Results for the Third Quarter 2019

CANONSBURG, PA - November 5, 2019 - CONSOL Coal Resources LP (NYSE: CCR) (the "Partnership") today reported financial and operating results for the quarter ended September 30, 2019.

Third Quarter 2019 Results Include:

•	Cash distribution of $0.5125 per unit;

•	Net income of $7.0 million;

•	Adjusted EBITDA[1] of $20.0 million;

•	Distribution coverage ratio[1] of 0.6x;

•	Net leverage ratio[1] of 1.6x;

•	Strongest third quarter production in the history of the Pennsylvania Mining Complex (PAMC); and

•	Maintaining full-year 2019 guidance.

Management Comments

"The third quarter is typically our weakest quarter of the year; however, I am pleased to announce that the PAMC delivered record third quarter production this year," said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC, the general partner of the Partnership. "This strong performance was underscored by our contracted position and the continued desirability of our product, which the equity markets failed to recognize. Furthermore, we were able to grow our total revenue by 3% this quarter compared to the year-ago period, despite major coal price indices suffering double-digit declines."

"This has been an increasingly tough year for our industry as commodity markets have been challenging. The good news is that we have positioned ourselves to weather this storm. On the revenue front, we moved early to contract our coal and are now 82% contracted for 2020 at attractive prices compared to the current market. This gives our operations team good visibility as we plan our production schedule heading into 2020."

Sales & Marketing

Our marketing team shipped 1.62 million tons of coal during the third quarter of 2019 at an average revenue per ton of $46.59, compared to 1.56 million tons at an average revenue per ton of $47.21 in the year-ago period. Our coal revenue improved by $1.7 million compared to the year-ago period, despite a 20% lower average PJM West day-ahead power price, a 42% lower average API 2 prompt month coal price and a 19% lower average Henry Hub natural gas spot price in the third quarter of 2019 versus the third quarter of 2018. This revenue improvement was largely driven by a modest increase in sales volume and our robust contracted position, which significantly reduced the variability in our average revenue per ton.

During the quarter, we were successful in securing additional coal sales contracts for 2020 and 2021, bringing our contracted positions to 82% and 36%, respectively, assuming a 6.75 million ton annual run rate. Additionally, during the second quarter of 2019, one of our longwalls also transitioned to a new lower sulfur region of the reserves with improved mining conditions. We believe the resulting improvement in coal quality should help increase the domestic and export marketability of the PAMC product, including access to new markets.

According to the U.S. Energy Information Administration, inventories at domestic utilities stood at approximately 111 million tons at the end of August, which is slightly higher compared to year-ago levels. While low natural gas and power prices weighed on broader coal demand, we continued to ship all the coal we produced during the third quarter, highlighting the quality and resilience of our customer base.

On the export front, API 2 spot prices for thermal coal delivered to Europe have been volatile throughout 2019. After a 44% decline in the first half of 2019, API 2 prompt month prices rebounded by 23% during the third quarter of 2019. Our revenues were largely unaffected due to our previously disclosed export contract, which runs through December 2020 and has fixed volumes with collared prices that nets us a floor price per ton above $45.52. It is also important to note that the forward curve for API 2 is in contango and currently sits around $70 per ton in 2021.

Supply rationalization is another positive trend we are seeing in the marketplace. Globally, several unhedged coal producers are scaling back their thermal coal output. We are also noticing similar trends on the metallurgical coal front, where producers are idling high-cost operations or slowing expansion projects due to recent softer prices and declining access to capital. As we head into 2020, we will remain market-driven and operate our mines in line with our contracted position and opportunities to capture market share.

Operations Summary

CCR achieved a record-high third quarter production of 1.62 million tons, which compares to 1.59 million tons in the third quarter of 2018. The slight increase in coal production was due to the impact of one fewer longwall move in third quarter of 2019 versus the prior year period.

During the third quarter of 2019, our operations team overcame several non-typical challenges including a roof fall and equipment breakdowns. These geological and equipment-related issues resulted in higher mine maintenance and project expenses. Accordingly, we saw slight cost increases compared to year-ago levels. Total costs during the third quarter were $70.4 million compared to $66.7 million in the year-ago quarter. Average cash cost of coal sold per ton1 was $32.78 compared to $30.88 in the year-ago quarter.

		Three Months Ended
		September 30, 2019	September 30, 2018
Coal Production	thousand tons	1,623	1,593
Coal Sales	thousand tons	1,618	1,561
Average Revenue Per Ton	per ton	$46.59	$47.21
Average Cash Cost of Coal Sold[1]	per ton	$32.78	$30.88
Average Cash Margin Per Ton Sold[1]	per ton	$13.81	$16.33

Quarterly Distribution

During the third quarter of 2019, CCR generated net cash provided by operating activities of $20.4 million and distributable cash flow1 of $9.2 million, yielding a distribution coverage ratio1 of 0.6x. During the quarter, our net cash provided by operating activities was impacted by lower net income offset by an improvement in working capital. Our distribution coverage ratio calculation is based on quarterly estimated maintenance capital expenditures of $8.9 million, while our actual cash maintenance capital expenditures for the third quarter were $11.3 million. Based on our current outlook for the coal markets and a year-to-date distribution coverage ratio1 of 1.0x, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on October 30, 2019, the distribution to all unitholders of the Partnership will be made on November 15, 2019, to such holders of record at the close of business on November 11, 2019.

This press release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of CONSOL Coal Resources LP’s distributions to non-U.S. investors as being attributed to income that is effectively connected with a United States trade or business. Accordingly, CONSOL Coal Resources LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not CONSOL Coal Resources LP, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

2019 Guidance and Outlook

Based on our year-to-date results, current contracted position, estimated prices and production plans, we are maintaining our previously announced guidance ranges for 2019:

•	Coal sales volumes - 6.70-6.95 million tons

•	Average revenue per ton - $47.00-$48.00

•	Average cash cost of coal sold per ton[2] - $30.40-$31.40

•	Adjusted EBITDA[2] - $95-$103 million

•	Capital expenditures - $34-$38 million

Third Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the third quarter 2019 financial and operational results, is scheduled for November 5, 2019 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419

Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding the Partnership. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.ccrlp.com. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC), reporting our results for the quarter and nine months ended September 30, 2019. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures immediately below the caption "Reconciliation of Non-GAAP Financial Measures."
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or average cash cost of coal sold per ton guidance to total costs, the most comparable financial measures calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources LP (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2019	2018
Total Costs	$70,411	$66,669
Freight Expense	(900)	(611)
Selling, General and Administrative Expenses	(2,840)	(3,899)
Interest Expense, Net	(1,587)	(1,560)
Other Costs (Non-Production)	(983)	(1,545)
Depreciation, Depletion and Amortization (Non-Production)	(519)	(542)
Cost of Coal Sold	$63,582	$58,512
Depreciation, Depletion and Amortization (Production)	(10,567)	(10,517)
Cash Cost of Coal Sold	$53,015	$47,995

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2019	2018
Total Coal Revenue	$75,385	$73,700
Operating and Other Costs	53,998	49,540
Less: Other Costs (Non-Production)	(983)	(1,545)
Cash Cost of Coal Sold	53,015	47,995
Add: Depreciation, Depletion and Amortization	11,086	11,059
Less: Depreciation, Depletion and Amortization (Non-Production)	(519)	(542)
Cost of Coal Sold	$63,582	$58,512
Total Tons Sold	1,618	1,561
Average Revenue Per Ton Sold	$46.59	$47.21
Average Cash Cost of Coal Sold Per Ton	32.78	30.88
Add: Depreciation, Depletion and Amortization Costs Per Ton Sold	6.51	6.60
Average Cost of Coal Sold Per Ton	39.29	37.48
Average Margin Per Ton Sold	7.30	9.73
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	6.51	6.60
Average Cash Margin Per Ton Sold	$13.81	$16.33

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. We define distribution coverage ratio as a ratio of the distributable cash flow to the distributions, which is the $0.5125 per quarter distribution for all limited partner units, including common and subordinated units, issued for the periods presented.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income	$6,970	$8,645	$36,577	$49,978
Plus:
Interest Expense, Net	1,587	1,560	4,495	5,295
Depreciation, Depletion and Amortization	11,086	11,059	33,639	33,769
Unit-Based Compensation	344	503	1,082	1,370
Adjusted EBITDA	$19,987	$21,767	$75,793	$90,412
Less:
Cash Interest	1,832	2,107	5,522	5,265
Estimated Maintenance Capital Expenditures	8,937	8,921	26,946	26,969
Distributable Cash Flow	$9,218	$10,739	$43,325	$58,178

Net Cash Provided by Operating Activities	$20,427	$16,921	$67,505	$95,134
Plus:
Interest Expense, Net	1,587	1,560	4,495	5,295
Other, Including Working Capital	(2,027)	3,286	3,793	(10,017)
Adjusted EBITDA	$19,987	$21,767	$75,793	$90,412
Less:
Cash Interest	1,832	2,107	5,522	5,265
Estimated Maintenance Capital Expenditures	8,937	8,921	26,946	26,969
Distributable Cash Flow	$9,218	$10,739	$43,325	$58,178
Minimum Quarterly Distributions	$14,405	$14,350	$43,214	$43,044
Distribution Coverage Ratio	0.6	0.7	1.0	1.4

We define net leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of the net leverage ratio to net income, the most directly comparable GAAP financial measure on a historical basis for the period indicated (in thousands).

Twelve Months Ended
September 30, 2019
Net Income	$53,165
Plus:
Interest Expense, Net	5,867
Depreciation, Depletion and Amortization	44,612
Unit-Based Compensation	1,554
Non-Cash Expense, Net of Cash Payments for Legacy Employee Liabilities	1,227
Other Adjustments to Net Income	2,077
EBITDA Per Affiliated Company Credit Agreement	$108,502

Borrowings under Affiliated Company Credit Agreement	$181,400
Finance Leases	6,684
Total Debt	188,084
Less:
Cash on Hand	10,611
Net Debt Per Affiliated Company Credit Agreement	$177,473

Net Leverage Ratio (Net Debt/EBITDA)	1.6

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CCR disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.